Exhibit 99.1

Walgreens Boots Alliance Reports Fourth Quarter and Fiscal 2016 Results

Fourth quarter highlights

•	GAAP diluted net earnings per share increase to $0.95 from $0.02 in the year-ago quarter; Adjusted diluted net earnings per share increase 21.6 percent to $1.07

•	GAAP net earnings attributable to Walgreens Boots Alliance increase to $1.0 billion compared with $26 million in the year-ago quarter; Adjusted net earnings attributable to Walgreens Boots Alliance increase 20.3 percent to $1.2 billion

•	Sales increase 0.4 percent to $28.6 billion, up 2.5 percent on a constant currency basis

•	GAAP operating income increases 36.4 percent to $1.1 billion; Adjusted operating income increases 7.2 percent to $1.6 billion, up 10.3 percent on a constant currency basis

Fiscal 2016 highlights

•	GAAP diluted net earnings per share decrease 4.5 percent from the prior year, to $3.82; Adjusted diluted net earnings per share increase 18.3 percent to $4.59

•	GAAP net earnings attributable to Walgreens Boots Alliance decrease 1.1 percent to $4.2 billion; Adjusted net earnings attributable to Walgreens Boots Alliance increase 22.6 percent to $5.0 billion

•	Sales increase 13.4 percent to $117.4 billion, largely due to inclusion of Alliance Boots consolidated results for the entire year

•	GAAP operating income increases 28.6 percent to $6.0 billion; Adjusted operating income increases 17.1 percent to $7.2 billion, up 18.9 percent on a constant currency basis

•	GAAP net cash provided by operating activities increases $2.2 billion to $7.8 billion and free cash flow increases $2.1 billion to $6.5 billion, compared with the prior year

Fiscal 2017 guidance

•	Company introduces guidance of $4.85 to $5.20 for fiscal year 2017 adjusted diluted net earnings per share

DEERFIELD, Ill., 20 October 2016 – Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the fourth quarter and fiscal year 2016 that ended 31 August 2016.

Executive Vice Chairman and CEO Stefano Pessina said, “We have continued to make good progress in putting in place the building blocks for the future growth of the business. The exercise of the AmerisourceBergen warrants in August provides an example of the opportunities open to us to deploy capital, and the agreements we reached with Prime Therapeutics and with Express Scripts during the quarter demonstrate our commitment to a more collaborative and partnership-oriented approach. We believe this can help provide growth for our own company and that of our strategic partners while delivering better, more efficient and more effective service to patients and payers alike.”

Overview of Fourth Quarter Results

Fiscal 2016 fourth quarter net earnings attributable to Walgreens Boots Alliance determined in accordance with GAAP were $1.0 billion compared with $26 million in the same quarter a year ago,

while GAAP diluted net earnings per share were $0.95 compared with $0.02 in the same quarter a year ago. The increases in GAAP net earnings and GAAP net earnings per share reflect fluctuations in the quarterly fair value adjustments of the company’s AmerisourceBergen Corporation warrants.

Adjusted fiscal 2016 fourth quarter net earnings attributable to Walgreens Boots Alliance1 increased 20.3 percent to $1.2 billion compared with the same quarter a year ago. Adjusted diluted net earnings per share for the quarter increased 21.6 percent to $1.07 compared with the same quarter a year ago.

Sales in the fourth quarter were $28.6 billion, an increase of 0.4 percent over the year-ago quarter, or 2.5 percent on a constant currency basis.

GAAP operating income in the fourth quarter was $1.1 billion, an increase of 36.4 percent from the same quarter a year ago. Adjusted operating income in the fourth quarter was $1.6 billion, an increase of 7.2 percent from the same quarter a year ago.

In June, as previously announced, the company achieved its goal set in 2012 to reach at least $1 billion in combined net synergies in fiscal 2016 relating to the strategic combination with Alliance Boots. This excluded the synergy benefits relating to the company’s strategic, long-term relationship with AmerisourceBergen, the benefits of refinancing legacy Alliance Boots debt at a lower cost and the pending Rite Aid acquisition.

GAAP net cash provided by operating activities was $2.7 billion, and free cash flow was $2.2 billion, in the fourth quarter.

Overview of Fiscal Year Results

Fiscal 2016 net earnings attributable to Walgreens Boots Alliance determined in accordance with GAAP decreased 1.1 percent to $4.2 billion, while GAAP diluted net earnings per share decreased 4.5 percent to $3.82 compared with the prior year. The decrease reflects fluctuations in the fair value adjustments of the company’s AmerisourceBergen warrants and the prior year gain on the previously held equity interest in Alliance Boots, which was largely offset by increased operating income.

Adjusted net earnings attributable to Walgreens Boots Alliance1 in fiscal 2016 increased 22.6 percent to $5.0 billion compared with the prior year. Adjusted diluted net earnings per share in the fiscal year increased 18.3 percent to $4.59 compared with the prior year.

Sales increased 13.4 percent to $117.4 billion in fiscal 2016 compared with the prior year, due to the inclusion of Alliance Boots consolidated results for the entire period and an increase at Retail Pharmacy USA.

GAAP operating income in fiscal 2016 was $6.0 billion, an increase of 28.6 percent from the prior year. Adjusted operating income in the fiscal year was $7.2 billion, an increase of 17.1 percent from the prior year.

GAAP net cash provided by operating activities increased $2.2 billion to $7.8 billion, and free cash flow increased $2.1 billion to $6.5 billion compared with the prior year.

The company’s cost transformation program is on track to deliver $1.5 billion in savings by the end of fiscal 2017. The company now estimates that total pre-tax charges to its GAAP financial results associated with the three-year restructuring program will be between $1.3 billion and $1.5 billion, which is $300 million lower than the previously estimated range.

Rite Aid Acquisition

Walgreens Boots Alliance’s pending acquisition of Rite Aid Corporation, which was announced 27 October 2015, is progressing as planned. The transaction is subject to the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions.

As announced on 8 September 2016, Walgreens Boots Alliance remains actively engaged with the Federal Trade Commission (FTC) regarding its review of the pending acquisition, and continues to expect that the most likely outcome will be that the parties will be required to divest between 500 and 1,000 stores. The company believes that it will be able to execute agreements to divest these stores to potential buyers, pending FTC approval, by the end of calendar year 2016, and now expects its acquisition of Rite Aid will close in early calendar 2017.

Taking into account its current expectation of store divestitures, Walgreens Boots Alliance continues to expect that the acquisition will be accretive to its adjusted diluted net earnings per share in the first full year after closing of the transaction. The company also continues to expect that it will realize synergies from the acquisition in excess of $1 billion, to be fully realized within three to four years of closing. These synergies have been updated where practicable and, as previously disclosed, are expected to be derived primarily from procurement, cost savings and other operational matters.

Company Outlook

The company today introduced guidance of $4.85 to $5.20 for fiscal year 2017 adjusted diluted net earnings per share. This guidance assumes accretion of $0.05 to $0.12 from Rite Aid and is based on the above disclosure regarding expected store divestitures and timing of closing. Additionally, this guidance assumes current exchange rates for the rest of the fiscal year and continuation of its normal anti-dilutive share buyback program.

Fourth Quarter Business Segment Highlights

Retail Pharmacy USA:

Retail Pharmacy USA had fourth quarter sales of $20.7 billion, an increase of 4.0 percent over the year-ago quarter. Sales in comparable stores increased 3.2 percent compared with the same quarter a year ago.

Pharmacy sales, which accounted for 69 percent of the division’s sales in the quarter, increased 6.2 percent compared with the year-ago quarter. Comparable pharmacy sales increased 5.0 percent. The division filled 229.5 million prescriptions (including immunizations) adjusted to 30-day equivalents in the quarter, an increase of 3.7 percent over last year’s fourth quarter. Prescriptions filled in comparable stores increased 3.9 percent compared with the same quarter last year, primarily due to continued growth in Medicare Part D volume. The division’s retail prescription market share on a 30-day adjusted basis in the fourth quarter increased approximately 40 basis points over the year-ago quarter to 19.3 percent, as reported by IMS Health.2

Retail sales decreased 0.5 percent in the fourth quarter compared with the year-ago period. Comparable retail sales were down 0.3 percent in the quarter, primarily due to lower sales of certain consumables and seasonal items, partially offset by higher sales in the health and wellness and beauty categories. By the end of the fiscal year the first phase of the new, differentiated beauty offering had reached more than 1,600 stores across the U.S.

GAAP gross profit dollars increased 2.4 percent compared with the same quarter a year ago. Adjusted gross profit dollars increased 0.5 percent.

GAAP fourth quarter selling, general and administrative expenses as a percentage of sales decreased 1.6 percentage points versus the year-ago period, or a decrease of 0.9 percentage point on an adjusted basis. These results demonstrate continuing benefits from the company’s previously announced $1.5 billion cost transformation program.

GAAP operating income in the fourth quarter increased 52.4 percent over the year-ago quarter to $779 million. Adjusted operating income in the fourth quarter increased 4.4 percent over the year-ago quarter to $1.1 billion. The increase in adjusted operating income was primarily driven by increased pharmacy volume, procurement efficiencies and cost controls. The increase in GAAP operating income was also affected by higher cost transformation and LIFO charges in the prior year quarter.

Retail Pharmacy International:

Retail Pharmacy International had fourth quarter sales of $3.0 billion, a decrease of 10.9 percent over the year-ago quarter due to the negative impact of currency translation, with sales increasing by 1.4 percent on a constant currency basis.

On a constant currency basis, comparable store sales decreased 0.6 percent compared with the year-ago quarter. Comparable pharmacy sales were flat on a constant currency basis as the previously disclosed loss of certain institutional sales contracts in Chile offset growth in other markets. Comparable retail sales decreased 1.0 percent on a constant currency basis, due to weaker performance in the UK.

GAAP operating income in the fourth quarter increased 4.6 percent over the year-ago quarter to $205 million, while adjusted operating income increased 2.1 percent to $247 million, up 15.7 percent on a constant currency basis.

To improve comparability, certain classification changes have been made to prior period sales, cost of sales and selling, general and administrative expenses. These changes have no impact on operating income.

Pharmaceutical Wholesale:

Pharmaceutical Wholesale had fourth quarter sales of $5.4 billion, a decrease of 6.2 percent over the year-ago quarter. On a constant currency basis, excluding acquisitions and dispositions, comparable sales increased 2.9 percent, which was marginally behind the company’s estimate of market growth weighted on the basis of country wholesale sales.

GAAP operating income in the fourth quarter was $156 million, which included $34 million from the company’s equity earnings in AmerisourceBergen, compared with $133 million in the year-ago period. Adjusted operating income increased 31.6 percent to $208 million, up 39.2 percent on a constant currency basis, of which 31.6 percentage points were due to equity earnings in AmerisourceBergen.

As previously disclosed, on 25 August 2016 Walgreens Boots Alliance exercised its second tranche of warrants to purchase approximately 22.7 million shares of AmerisourceBergen common stock for an aggregate payment of approximately $1.19 billion, increasing its ownership to approximately 24 percent.

Comparability of Results

Following the strategic combination with Alliance Boots on 31 December 2014, Walgreens Boots Alliance results for the three months ended 31 August 2015, and the three months and fiscal year ended 31 August 2016, include the results of Alliance Boots on a fully consolidated basis, while the fiscal year ended 31 August 2015 includes the results of Alliance Boots for eight months (January through August 2015) on a fully consolidated basis and as equity income from Walgreen Co.’s pre-closing 45 percent interest in Alliance Boots for four months (September through December 2014).

Walgreens Boots Alliance has organized its operations and reports results in three segments: Retail Pharmacy USA, Retail Pharmacy International and Pharmaceutical Wholesale. Segmental reporting includes results of operations, the allocation of synergy benefits including Walgreens Boots Alliance Development GmbH (WBAD) results, and the allocation of combined corporate costs for periods subsequent to 31 December 2014. The company has determined that it is impracticable to allocate historical results to the current segmental presentation. Accordingly, Retail Pharmacy USA segment results for periods prior to 31 December 2014 include all corporate costs of Walgreen Co., the full consolidated results of WBAD and equity income from Walgreen Co.’s pre-closing 45 percent interest in Alliance Boots. The company has also reclassified certain prior period amounts for purposes of increasing consistency and comparability between the segments.

Fiscal year period-over-period comparisons of results require consideration of the foregoing factors and are not directly comparable.

Conference Call

Walgreens Boots Alliance will hold a one-hour conference call to discuss the fourth quarter results beginning at 8:30 a.m. Eastern time today, 20 October 2016. The conference call will be simulcast through the Walgreens Boots Alliance investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, 20 October 2016 through 27 October 2016, by calling 855-859-2056 within the USA and Canada, or 404-537-3406 outside the USA and Canada, using replay code 80436129.

[1]	Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for more detailed information regarding non-GAAP financial measures.
[2]	Due to an enhancement to the IMS panel, market shares have been restated by IMS for the comparable year-ago period.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, those regarding estimates of and goals for future financial and operating performance (including those under “Company Outlook” above), the expected execution and effect of our business strategies, our cost-savings and growth initiatives and restructuring activities and the amounts and timing of their expected impact, and our pending agreement with Rite Aid and the transactions contemplated thereby and their possible effects, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” “continue,” “sustain,” “synergy,” “on track,” “headwind,” “tailwind,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated, including, but not limited to, those relating to the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements, fluctuations in foreign currency exchange rates, the timing and magnitude of the impact of branded to generic drug conversions and changes in generic drug prices, our ability to realize synergies and achieve financial, tax and operating results in the amounts and at the times anticipated, supply arrangements including our commercial agreement with AmerisourceBergen, the arrangements and transactions contemplated by our framework agreement with AmerisourceBergen and their possible effects, the risks associated with the company’s equity method investment in AmerisourceBergen, the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of our contractual obligations, the amount of costs, fees, expenses and charges incurred in connection with strategic transactions, whether the costs associated with restructuring activities will exceed estimates, our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions in the amounts and at the times anticipated, the timing and amount of any impairment or other charges, the timing and severity of cough, cold and flu season, changes in management’s assumptions, the risks associated with governance and control matters, the ability to retain key personnel, changes in economic and business conditions generally or in particular markets in which we participate, changes in financial markets and interest rates, the risks associated with international business operations, including the risks associated with the proposed withdrawal of the United Kingdom from the European Union, the risk of unexpected costs, liabilities or delays, changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms, risks of inflation in the cost of goods, risks associated with the operation and growth of our customer loyalty programs, competition, risks associated with new business areas and activities, risks associated with acquisitions, divestitures, joint ventures and strategic investments, including those relating to our ability to satisfy the closing conditions and consummate the pending acquisition of Rite Aid and related matters on a timely basis or at all, the risks associated with the integration of complex businesses, outcomes of legal and regulatory matters, including with respect to regulatory review and actions in connection with the pending acquisition of Rite Aid, and changes in legislation, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended 31 August 2015 and our Quarterly Report on Form 10-Q for the fiscal quarter ended 31 May 2016, each of which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise.

The company was created through the combination of Walgreens and Alliance Boots in December 2014, bringing together two leading companies with iconic brands, complementary geographic footprints, shared values and a heritage of trusted health care services through pharmaceutical wholesaling and community pharmacy care, dating back more than 100 years.

Walgreens Boots Alliance is the largest retail pharmacy, health and daily living destination across the USA and Europe. Walgreens Boots Alliance and the companies in which it has equity method investments together have a presence in more than 25* countries and employ more than 400,000* people. The company is a global leader in pharmacy-led, health and wellbeing retail and, together with the companies in which it has equity method investments, has over 13,200* stores in 11* countries as well as one of the largest global pharmaceutical wholesale and distribution networks, with over 390* distribution centers delivering to more than 230,000** pharmacies, doctors, health centers and hospitals each year in more than 20* countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

The company’s portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Botanics, Liz Earle and Soap & Glory. More company information is available at www.walgreensbootsalliance.com.

*	As of 31 August 2016, using publicly available information for AmerisourceBergen.
**	For 12 months ending 31 August 2016, using publicly available information for AmerisourceBergen.

(WBA-ER)

Media Relations	Contact
USA / Michael Polzin International / Laura Vergani	+1 847 315 2935 +44 (0)207 980 8585

Investor Relations	Contact
Gerald Gradwell and Ashish Kohli	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

(In Millions, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2016	2015	2016	2015
Sales	$28,636	$28,522	$117,351	$103,444
Cost of sales	21,481	21,327	87,477	76,691

Gross Profit	7,155	7,195	29,874	26,753
Selling, general and administrative expenses	6,049	6,359	23,910	22,400
Equity earnings in AmerisourceBergen	34	—	37	—
Equity earnings in Alliance Boots	—	—	—	315

Operating Income	1,140	836	6,001	4,668
Gain on previously held equity interest	—	(143)	—	563
Other income (expense)	264	(479)	(261)	685

Earnings Before Interest and Income Tax Provision	1,404	214	5,740	5,916
Interest expense, net	171	255	596	605

Earnings (Loss) Before Income Tax Provision	1,233	(41)	5,144	5,311
Income tax provision (benefit)	207	(64)	997	1,056
Post tax earnings from other equity method investments	9	9	44	24

Net Earnings	1,035	32	4,191	4,279
Net earnings attributable to noncontrolling interests	5	6	18	59

Net Earnings Attributable to Walgreens Boots Alliance, Inc.	$1,030	$26	$4,173	$4,220

Net earnings per common share:
Basic	$0.95	$0.02	$3.85	$4.05

Diluted	$0.95	$0.02	$3.82	$4.00

Dividends declared per share	$0.3750	$0.3600	$1.4550	$1.3725
Weighted average common shares outstanding:
Basic	1,082.5	1,091.9	1,083.1	1,043.2

Diluted	1,089.0	1,102.5	1,091.1	1,053.9

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In Millions)

	August 31,	August 31,
	2016	2015
Assets
Current Assets:
Cash and cash equivalents	$9,807	$3,000
Accounts receivable, net	6,260	6,849
Inventories	8,956	8,678
Other current assets	860	1,130

Total Current Assets	25,883	19,657

Non-Current Assets:
Property, plant and equipment, at cost, less accumulated depreciation and amortization	14,335	15,068
Goodwill	15,527	16,372
Intangible assets, net	10,302	12,351
Equity method investments	6,174	1,242
Other non-current assets	467	4,092

Total Non-Current Assets	46,805	49,125

Total Assets	$72,688	$68,782

Liabilities and Equity
Current Liabilities:
Short-term borrowings	$323	$1,068
Trade accounts payable	11,000	10,088
Accrued expenses and other liabilities	5,484	5,225
Income taxes	206	176

Total Current Liabilities	17,013	16,557

Non-Current Liabilities:
Long-term debt	18,705	13,315
Deferred income taxes	2,644	3,538
Other non-current liabilities	4,045	4,072

Total Non-Current Liabilities	25,394	20,925

Total Equity	30,281	31,300

Total Liabilities and Equity	$72,688	$68,782

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In Millions)

	Twelve Months Ended
	August 31,	August 31,
	2016	2015
Cash Flows from Operating Activities:
Net earnings	$4,191	$4,279
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,718	1,742
Change in fair value of warrants and related amortization	516	(779)
Gain on previously held equity interest	—	(563)
Deferred income taxes	(442)	(32)
Stock compensation expense	115	109
Equity earnings from equity method investments	(81)	(339)
Other	148	752
Changes in operating assets and liabilities:
Accounts receivable, net	115	(338)
Inventories	(644)	719
Other current assets	66	22
Trade accounts payable	1,572	268
Accrued expenses and other liabilities	313	170
Income taxes	202	(335)
Other non-current assets and liabilities	58	(11)

Net cash provided by operating activities	7,847	5,664

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(1,325)	(1,251)
Proceeds from sale leaseback transactions	60	867
Proceeds related to the sale of businesses	74	814
Proceeds from sale of other assets	155	184
Alliance Boots acquisition, net of cash acquired	—	(4,461)
Other business and intangible asset acquisitions, net of cash acquired	(126)	(371)
Investment in AmerisourceBergen	(2,360)	—
Other	5	(58)

Net cash used for investing activities	(3,517)	(4,276)

Cash Flows from Financing Activities:
Proceeds and payments of short-term borrowings, net	29	(226)
Proceeds from issuance of long-term debt	5,991	12,285
Payments of long-term debt	(791)	(10,472)
Stock purchases	(1,152)	(1,226)

	Twelve Months Ended
	August 31,	August 31,
	2016	2015
Proceeds related to employee stock plans	235	503
Cash dividends paid	(1,563)	(1,384)
Other	(143)	(395)

Net cash provided by (used for) financing activities	2,606	(915)
Effect of exchange rate changes on cash and cash equivalents	(129)	(119)
Changes in Cash and Cash Equivalents:
Net increase in cash and cash equivalents	6,807	354
Cash and cash equivalents at beginning of period	3,000	2,646

Cash and cash equivalents at end of period	$9,807	$3,000

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(In Millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Company Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

As a global company, Walgreens Boots Alliance’s operating results reported in U.S. dollars are affected by foreign currency exchange rate fluctuations because the underlying foreign currencies in which the company transacts change in value over time compared to the U.S. dollar; accordingly, the company presents certain constant currency financial information to provide a framework to assess how the company’s businesses performed excluding the impact of foreign currency exchange rate fluctuations. Foreign currency impact represents the difference in results that are attributable to fluctuations in the currency exchange rates used to convert the results for businesses where the functional currency is not the U.S. dollar. This impact is calculated by translating current period results at the currency exchange rates used in the comparable period in the prior year, rather than the exchange rates in effect during the current period. The company believes these measures should be considered a supplement to and not in lieu of the company’s performance measures calculated in accordance with GAAP. In the fourth quarter of fiscal 2016 compared to the prior year quarter, the company’s Retail Pharmacy International division’s comparable store sales on a reported currency basis decreased 12.4 percent, comparable pharmacy sales on a reported currency basis decreased 11.7 percent and comparable retail sales on a reported currency basis decreased 12.9 percent, and the company’s Pharmaceutical Wholesale division’s comparable sales excluding acquisitions and dispositions on a reported currency basis decreased 2.0 percent.

NET EARNINGS AND DILUTED NET EARNINGS PER SHARE

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2016	2015(1)	2016	2015(1)
Net earnings attributable to Walgreens Boots Alliance, Inc. (GAAP)	$1,030	$26	$4,173	$4,220
Adjustments to Operating Income:
Cost transformation(1)	233	382	424	542
Acquisition-related amortization(1)	91	113	369	485
LIFO provision(1)	8	109	214	285
Acquisition-related costs(1)	20	—	102	87
Legal settlement (1)	47	—	47	—
Asset impairment (1)	—	—	30	110
Adjustments to equity earnings in AmerisourceBergen(1)	16	—	21	—
Store closures and other optimization costs(1)	—	5	—	56
Loss on sale of business(1)	—	5	—	17
Adjustments to equity earnings in Alliance Boots(1)	—	—	—	(93)

Total Adjustments to Operating Income	415	614	1,207	1,489
Adjustments to Other income (expense):
Decrease (increase) in fair market value of AmerisourceBergen warrants(1)	(328)	534	517	(779)
Net investment hedging (gain) loss(1)	49	(55)	12	111
Impact of change in accounting method for AmerisourceBergen equity investment(1)	—	—	(268)	—
Gain on previously held equity interest(1)	—	143	—	(563)

Total Adjustments to Other income (expense)	(279)	622	261	(1,231)
Adjustments to Interest expense, net:
Early debt extinguishment(1)	—	99	—	99
Prefunded interest expenses(1)	42	—	46	42

Total Adjustments to Interest expense, net	42	99	46	141
Adjustments to Income tax provision:
Equity method non-cash tax(2)	10	—	10	71
United Kingdom tax rate change(2)	—	—	(178)	—
Release of capital loss valuation allowance(2)	—	(5)	—	(220)
Tax impact of adjustments(3)	(52)	(387)	(510)	(385)

Total Adjustments to Income tax provision	(42)	(392)	(678)	(534)

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$1,166	$969	$5,009	$4,085

Diluted net earnings per common share (GAAP)	$0.95	$0.02	$3.82	$4.00
Adjustments to Operating Income	0.38	0.56	1.11	1.41
Adjustments to Other income (expense)	(0.26)	0.56	0.24	(1.17)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2016	2015(1)	2016	2015(1)
Adjustments to Interest expense, net	0.04	0.09	0.04	0.14
Adjustments to Income tax provision	(0.04)	(0.35)	(0.62)	(0.50)

Adjusted diluted net earnings per common share (Non-GAAP measure)	$1.07	$0.88	$4.59	$3.88

Weighted average common shares outstanding, diluted	1,089.0	1,102.5	1,091.1	1,053.9

(1)	Presented on a pre-tax basis. The comparable prior periods have been recast accordingly to reflect the tax impact of adjustments as a single adjustment. There has been no change in Net earnings attributable to Walgreens Boots Alliance, Inc., Diluted net earnings per share, Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. or Adjusted diluted net earnings per share from those previously reported.
(2)	Discrete tax-only items.
(3)	Represents the adjustment to the GAAP basis tax provision commensurate with non-GAAP adjustments.

OPERATING INCOME BY SEGMENT

	Three Months Ended August 31, 2016
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale(1)(2)	Eliminations	Walgreens Boots Alliance, Inc.(2)
Operating Income (GAAP)	$779	$205	$156	$—	$1,140
Cost transformation	204	15	14	—	233
Acquisition-related amortization	42	27	22	—	91
LIFO provision	8	—	—	—	8
Acquisition-related costs	20	—	—	—	20
Legal settlement	47	—	—	—	47
Adjustments to equity earnings in AmerisourceBergen	—	—	16	—	16

Adjusted Operating Income (Non-GAAP measure)	$1,100	$247	$208	$—	$1,555

Sales	$20,747	$3,037	$5,400	$(548)	$28,636
Operating Margin (GAAP)(2)	3.8%	6.8%	2.3%		3.9%
Adjusted Operating Margin (Non-GAAP measure)(2)	5.3%	8.1%	2.9%		5.3%

	Three Months Ended August 31, 2015
	Retail Pharmacy USA	Retail Pharmacy International(3)	Pharmaceutical Wholesale	Eliminations(3)	Walgreens Boots Alliance, Inc.
Operating Income (GAAP)	$511	$196	$133	$(4)	$836
Cost transformation	372	10	—	—	382
Acquisition-related amortization	52	36	25	—	113
LIFO provision	109	—	—	—	109
Store closures and other optimization costs	5	—	—	—	5
Loss on sale of business	5	—	—	—	5

Adjusted Operating Income (Non-GAAP measure)	$1,054	$242	$158	$(4)	$1,450

Sales	$19,947	$3,409	$5,754	$(588)	$28,522
Operating Margin (GAAP)	2.6%	5.7%	2.3%	0.7%	2.9%
Adjusted Operating Margin (Non-GAAP measure)	5.3%	7.1%	2.7%	0.7%	5.1%

	Twelve Months Ended August 31, 2016
	Retail Pharmacy USA	Retail Pharmacy International(3)	Pharmaceutical Wholesale(1)(2)	Eliminations(3)	Walgreens Boots Alliance, Inc.(2)
Operating Income (GAAP)	$4,405	$1,029	$579	$(12)	$6,001
Cost transformation	374	29	21	—	424
Acquisition-related amortization	185	97	87	—	369
LIFO provision	214	—	—	—	214
Acquisition-related costs	102	—	—	—	102
Legal settlement	47	—	—	—	47
Asset impairment	30	—	—	—	30
Adjustments to equity earnings in AmerisourceBergen	—	—	21	—	21

Adjusted Operating Income (Non-GAAP measure)	$5,357	$1,155	$708	$(12)	$7,208

Sales	$83,802	$13,256	$22,571	$(2,278)	$117,351
Operating Margin (GAAP)(2)	5.3%	7.8%	2.4%	0.5%	5.1%
Adjusted Operating Margin (Non-GAAP measure)(2)	6.4%	8.7%	2.9%	0.5%	6.1%

	Twelve Months Ended August 31, 2015
	Retail Pharmacy USA(2)	Retail Pharmacy International(3)	Pharmaceutical Wholesale	Eliminations(3)	Walgreens Boots Alliance, Inc.
Operating Income (GAAP)	$3,890	$409	$376	$(7)	$4,668
Cost transformation	523	19	—	—	542
Acquisition-related amortization	230	188	67	—	485
LIFO provision	285	—	—	—	285
Acquisition-related costs	80	—	7	—	87
Asset impairment	110	—	—	—	110
Store closures and other optimization costs	56	—	—	—	56
Loss on sale of business	17	—	—	—	17
Adjustments to equity earnings in Alliance Boots	(93)	—	—	—	(93)

Adjusted Operating Income (Non-GAAP measure)	$5,098	$616	$450	$(7)	$6,157

Sales	$80,974	$8,657	$15,327	$(1,514)	$103,444
Operating Margin (GAAP)(2)	4.4%	4.7%	2.5%	0.5%	4.2%
Adjusted Operating Margin (Non-GAAP measure)(2)	6.0%	7.1%	2.9%	0.5%	5.7%

(1)	Operating Income for Pharmaceutical Wholesale includes Equity earnings in AmerisourceBergen. As a result of the two month reporting lag, Operating Income for the three and twelve month periods ended August 31, 2016 includes AmerisourceBergen equity earnings for the period of April 1, 2016 through June 30, 2016 and March 18, 2016 through June 30, 2016, respectively.
(2)	Operating Margins and Adjusted Operating Margins have been calculated excluding Equity earnings in AmerisourceBergen and Alliance Boots.
(3)	To improve comparability, certain classification changes have been made to prior period Sales, Cost of sales and Selling, general and administrative expenses. This change has no impact on Operating Income.

EQUITY EARNINGS IN AMERISOURCEBERGEN

	Three Months Ended	Twelve Months Ended
	August 31, 2016	August 31, 2016
Equity earnings in AmerisourceBergen (GAAP)	$34	$37
Change in fair market value of AmerisourceBergen warrants	(8)	(8)
Acquisition-related amortization	24	28
LIFO provision	7	8
Other equity earnings adjustments	(7)	(7)

Adjusted Equity earnings in AmerisourceBergen (Non-GAAP measure)	$50	$58

EQUITY EARNINGS IN ALLIANCE BOOTS

	Three Months Ended	Twelve Months Ended
	August 31, 2015	August 31, 2015
Equity earnings in Alliance Boots (GAAP)	$—	$315
Change in fair market value of AmerisourceBergen warrants	—	(123)
Acquisition-related amortization	—	30

Adjusted Equity earnings in Alliance Boots (Non-GAAP measure)	$—	$222

GROSS PROFIT BY SEGMENT

	Three months ended August 31, 2016
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross Profit (GAAP)	$5,380	$1,273	$502	$—	$7,155
LIFO provision	8	—	—	—	8

Adjusted Gross Profit (Non-GAAP measure)	$5,388	$1,273	$502	$—	$7,163

Sales	$20,747	$3,037	$5,400	$(548)	$28,636
Gross Margin (GAAP)	25.9%	41.9%	9.3%		25.0%
Adjusted Gross Margin (Non-GAAP measure)	26.0%	41.9%	9.3%		25.0%

	Three Months Ended August 31, 2015
	Retail Pharmacy USA	Retail Pharmacy International(1)	Pharmaceutical Wholesale	Eliminations(1)	Walgreens Boots Alliance, Inc.(1)
Gross Profit (GAAP)	$5,253	$1,407	$539	$(4)	$7,195
LIFO provision	109	—	—	—	109

Adjusted Gross Profit (Non-GAAP measure)	$5,362	$1,407	$539	$(4)	$7,304

Sales	$19,947	$3,409	$5,754	$(588)	$28,522
Gross Margin (GAAP)	26.3%	41.3%	9.4%		25.2%
Adjusted Gross Margin (Non-GAAP measure)	26.9%	41.3%	9.4%		25.6%

	Twelve months ended August 31, 2016
	Retail Pharmacy USA	Retail Pharmacy International(1)	Pharmaceutical Wholesale	Eliminations(1)	Walgreens Boots Alliance, Inc.(1)
Gross Profit (GAAP)	$22,323	$5,432	$2,131	$(12)	$29,874
LIFO provision	214	—	—	—	214

Adjusted Gross Profit (Non-GAAP measure)	$22,537	$5,432	$2,131	$(12)	$30,088

Sales	$83,802	$13,256	$22,571	$(2,278)	$117,351
Gross Margin (GAAP)	26.6%	41.0%	9.4%		25.5%
Adjusted Gross Margin (Non-GAAP measure)	26.9%	41.0%	9.4%		25.6%

	Twelve Months Ended August 31, 2015
	Retail Pharmacy USA	Retail Pharmacy International(1)	Pharmaceutical Wholesale	Eliminations(1)	Walgreens Boots Alliance, Inc.(1)
Gross Profit (GAAP)	$21,822	$3,452	$1,486	$(7)	$26,753
Acquisition-related amortization	—	100	6	—	106
LIFO provision	285	—	—	—	285

Adjusted Gross Profit (Non-GAAP measure)	$22,107	$3,552	$1,492	$(7)	$27,144

Sales	$80,974	$8,657	$15,327	$(1,514)	$103,444
Gross Margin (GAAP)	26.9%	39.9%	9.7%		25.9%
Adjusted Gross Margin (Non-GAAP measure)	27.3%	41.0%	9.7%		26.2%

(1)	To improve comparability, certain classification changes have been made to prior period Sales, Cost of sales and Selling, general and administrative expenses. This change has no impact on Operating Income.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES BY SEGMENT

	Three Months Ended August 31, 2016
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,601	$1,068	$380	$—	$6,049
Cost transformation	(204)	(15)	(14)	—	(233)
Acquisition-related amortization	(42)	(27)	(22)	—	(91)
Acquisition-related costs	(20)	—	—	—	(20)
Legal settlement	(47)	—	—	—	(47)

Adjusted Selling, general and administrative expenses (Non-GAAP measure)	$4,288	$1,026	$344	$—	$5,658

Sales	$20,747	$3,037	$5,400	$(548)	$28,636
Selling, general and administrative expenses percent to Sales (GAAP)	22.2%	35.2%	7.0%		21.1%
Adjusted Selling, general and administrative expenses percent to Sales (Non-GAAP measure)	20.7%	33.8%	6.4%		19.8%

	Three Months Ended August 31, 2015
	Retail Pharmacy USA	Retail Pharmacy International(1)	Pharmaceutical Wholesale	Eliminations(1)	Walgreens Boots Alliance, Inc.(1)
Selling, general and administrative expenses (GAAP)	$4,742	$1,211	$406	$—	$6,359
Cost transformation	(372)	(10)	—	—	(382)
Acquisition-related amortization	(52)	(36)	(25)	—	(113)
Store closures and other optimization costs	(5)	—	—	—	(5)
Loss on sale of business	(5)	—	—	—	(5)

Adjusted Selling, general and administrative expenses (Non-GAAP measure)	$4,308	$1,165	$381	$—	$5,854

Sales	$19,947	$3,409	$5,754	$(588)	$28,522
Selling, general and administrative expenses percent to Sales (GAAP)	23.8%	35.5%	7.1%		22.3%
Adjusted Selling, general and administrative expenses percent to Sales (Non-GAAP measure)	21.6%	34.2%	6.6%		20.5%

	Twelve Months Ended August 31, 2016
	Retail Pharmacy USA	Retail Pharmacy International(1)	Pharmaceutical Wholesale	Eliminations(1)	Walgreens Boots Alliance, Inc.(1)
Selling, general and administrative expenses (GAAP)	$17,918	$4,403	$1,589	$—	$23,910
Cost transformation	(374)	(29)	(21)	—	(424)
Acquisition-related amortization	(185)	(97)	(87)	—	(369)
Acquisition-related costs	(102)	—	—	—	(102)
Legal settlement	(47)	—	—	—	(47)
Asset impairment	(30)	—	—	—	(30)

Adjusted Selling, general and administrative expenses (Non-GAAP measure)	$17,180	$4,277	$1,481	$—	$22,938

Sales	$83,802	$13,256	$22,571	$(2,278)	$117,351
Selling, general and administrative expenses percent to Sales (GAAP)	21.4%	33.2%	7.0%		20.4%
Adjusted selling, general and administrative expenses percent to Sales (Non-GAAP measure)	20.5%	32.3%	6.6%		19.5%

	Twelve Months Ended August 31, 2015
	Retail Pharmacy USA	Retail Pharmacy International(1)	Pharmaceutical Wholesale	Eliminations(1)	Walgreens Boots Alliance, Inc.(1)
Selling, general and administrative expenses (GAAP)	$18,247	$3,043	$1,110	$—	$22,400
Cost transformation	(523)	(19)	—	—	(542)
Acquisition-related amortization	(230)	(88)	(61)	—	(379)
Acquisition-related costs	(80)	—	(7)	—	(87)
Asset impairment	(110)	—	—	—	(110)
Store closures and other optimization costs	(56)	—	—	—	(56)
Loss on sale of business	(17)	—	—	—	(17)

Adjusted Selling, general and administrative expenses (Non-GAAP measure)	$17,231	$2,936	$1,042	$—	$21,209

Sales	$80,974	$8,657	$15,327	$(1,514)	$103,444
Selling, general and administrative expenses percent to Sales (GAAP)	22.5%	35.1%	7.2%		21.7%
Adjusted Selling, general and administrative expenses percent to Sales (Non-GAAP measure)	21.3%	33.9%	6.8%		20.5%

(1)	To improve comparability, certain classification changes have been made to prior period Sales, Cost of sales and Selling, general and administrative expenses. This change has no impact on Operating Income.

FREE CASH FLOW

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2016	2015	2016	2015
Net cash provided by operating activities (GAAP)	$2,658	$1,505	7,847	$5,664
Less: Additions to property, plant and equipment	(421)	(361)	(1,325)	(1,251)

Free cash flow (Non-GAAP measure)(1)	$2,237	$1,144	$6,522	$4,413

(1)	Free cash flow is defined as Net cash provided by operating activities in a period minus additions to Property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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